UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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THE CHINA FUND, INC.
(Name of Registrant as Specified in Its Charter)

CITY OF LONDON INVESTMENT GROUP PLC CITY OF LONDON INVESTMENT MANAGEMENT COMPANY LIMITED BARRY M. OLLIFF JULIAN REID RICHARD A. SILVER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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City of London Investment Management Company Limited, together with the other participants named therein, has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of a slate of director nominees and certain business proposals at the upcoming 2018 annual meeting of stockholders of The China Fund, Inc., a Maryland corporation.

Please contact Saratoga Proxy Consulting LLC, which is assisting us, if you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of our proxy materials. Saratoga can be reached toll-free at (888) 368-0379.

On April 12, 2018, City of London issued the following press release:

City of London Issues Open Letter to Stockholders of The China Fund

Provides an Update on Litigation and Upcoming 2018 Annual Meeting of Stockholders

COATESVILLE, PA (April 12, 2018) – City of London Investment Management Company Limited (“City of London”), which represents clients who are the beneficial owners of approximately 27.6% of the outstanding shares of common stock of The China Fund, Inc. (NYSE: CHN), today issued a public letter to other China Fund stockholders.

The full text of the letter follows:

In the Matter of: The China Fund, Inc.

April 12, 2018

Dear Fellow China Fund Stockholder:

On behalf of our clients, we are dismayed at the actions of the Board of Directors of China Fund. As there has been significant public communications to stockholders by both China Fund and City of London, I am going to keep this brief and to the point:

•	We contend that the Board filed a retaliatory lawsuit against City of London, which is China Fund’s largest stockholder, in the United States District Court for the Southern District of New York (SDNY Court) in an apparent attempt to obstruct stockholders’ rights and to further entrench themselves.
•	The SDNY Court has denied in full China Fund’s motion for a temporary restraining order, expedited discovery and preliminary injunction, finding that China Fund did not establish a likelihood of success on the merits of its claims challenging City of London’s proxy materials.
•	The Court stated:
o	“… the pleadings here and the factual materials adduced do not support plaintiffs’ [China Funds’] claim that City of London has made false or misleading statements or representations or failed to disclose material information that it had a duty to disclose. The Court therefore declines to enter the temporary restraining order or injunction that plaintiffs seek. Simply put, the Court does not find any unlawful conduct to restrain.”

•	The Board is using fund assets for litigation expenses – these are your assets that they are deciding to spend in this manner.
•	We have proposed to terminate the investment management contract because the manager, Allianz, has performed poorly over the long-term.
•	We have proposed two new Directors who have closed-end fund (CEF) experience, are fully independent and have committed to acting in the best interests of all stockholders.
•	We proposed replacing two incumbent Directors, including China Fund’s Chairman who has been on the Board for 26 years, because we believe they have mismanaged China Fund;
o	The Board repeatedly wasted stockholder resources on multiple adjournments and proxy solicitations in their failed attempts to install Open Door.
o	The Board continues to frustrate the wishes of its stockholders and further entrench themselves – if they were winning, they would have held the meeting when originally scheduled!
•	After Open Door was rejected by stockholders, the Board failed to find a suitable replacement for the existing manager whom they know is underperforming.
•	The Board has failed to control the discount to net asset value (NAV), which we believe will widen back out if they continue to thwart stockholders’ demands.
o	The Board’s stockholder unfriendly actions will only reduce demand for China Fund in the future if they continue.
•	In an attempt to prevent further delays with respect to the annual meeting, we filed a Verified Complaint in the Circuit Court of Baltimore County, Maryland, bringing claims against China Fund and the members of the Board.
o	We are asking the Maryland Court to compel China Fund to hold the annual meeting on April 26, with no further delays, among other things.

Stockholders are the owners of China Fund, and have the right to seek to improve our investment. You are being punished via the Board’s legal fees because we provided our fellow stockholders with a better alternative than the “status quo”. We continue to seek your support on the previously distributed BLUE proxy card (i) to elect two independent director nominees who will work to maximize the value of each stockholder’s investment, and (ii) to terminate the investment advisory and management agreements with China Fund’s current investment advisor. Your vote is crucial.

We believe that the only way to ensure that much needed change occurs at China Fund is to vote “For” the election of our two director nominees and “For” the termination of the existing investment advisor at the 2018 annual meeting of stockholders. The annual meeting must be held with no further delays so stockholders can make their voices heard. We would view any further delay in the annual meeting as an illegitimate manipulation of China Fund’s corporate governance to obstruct stockholders’ rights and entrench the Board.

China Fund needs fresh and experienced leadership with a commitment to enhancing value for all stockholders. Stockholders have a unique opportunity to strengthen China Fund through the election of our two highly-qualified independent nominees and the termination of the existing investment advisor. You have a fundamental decision regarding the future of your investment in China Fund at this the 2018 annual meeting of stockholders, which after China Fund’s unilateral decision to postpone the meeting, now is scheduled to be held on April 26, 2018.

If you already voted a white proxy card, mailing a later-dated BLUE proxy will revoke that vote.

Please contact Saratoga Proxy Consulting LLC at (212) 257-1311 or toll free at (888) 368-0379 if you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of our proxy materials.

We thank you in advance for your support.

Regards,

Barry M. Olliff
Chief Executive Officer and Chief
Investment Officer